Exhibit 99.1

EVERTEC REPORTS FOURTH-QUARTER AND FULL-YEAR 2013 RESULTS

SAN JUAN, PUERTO RICO – February 12, 2014 — EVERTEC, Inc. (NYSE: EVTC) (“EVERTEC” or the “Company”) today announced results for the fourth quarter and year ended December 31, 2013.

Fourth-Quarter 2013 Highlights

•	Total revenue of $93.3 million; Merchant Acquiring segment revenue increased 9% and Payment Processing segment revenue increased 6%

•	Adjusted Net Income increased 28% to $35.4 million, or $0.43 per diluted share

•	Repurchased $75 million, or 3.7 million shares of our common stock

Full-Year 2013 Highlights

•	Total revenue increased 5% to $357.2 million

•	Adjusted Net Income increased 44% to $121.3 million, or $1.49 per diluted share

•	Completed successful first year as a public company and made significant progress on several growth initiatives

Commenting on the results, Peter Harrington, EVERTEC’s President and Chief Executive Officer, said: “Our fourth-quarter results cap a great first year for EVERTEC as a public company. The solid financial results we achieved in 2013 are a testament to the value of our diversified business model and reflect the continued execution of our growth plans. In the year ahead, we will remain focused on our growth strategies of continuing to penetrate and gain share in our existing markets; expanding into additional Latin American markets; and seeking to expand our Merchant Acquiring and Payment Processing businesses. We continue to see real opportunities in these areas and remain confident of our ability to grow in a disciplined way.”

Fourth-Quarter 2013 Results

Revenue. Total revenue for the quarter ended December 31, 2013 was $93.3 million, an increase of 3% compared with $91.0 million in the prior year.

Merchant Acquiring net revenue was $19.8 million, an increase of 9% compared with $18.1 million in the prior year. Revenue growth in the quarter was mainly driven by an increase in transaction and sales volumes.

Payment Processing revenue was $26.2 million, an increase of 6% compared with $24.8 million in the prior year. Revenue growth in the quarter was predominantly driven by an increase in ATH network and POS processing transactions, and accounts on file within our card products business.

Business Solutions revenue was $47.3 million, a decrease of 2% compared with $48.1 million in the prior year. The year-over-year decrease in Business Solutions revenue was due primarily to the completion of certain projects in the quarter ended December 31, 2012 and higher deferred revenue, partially offset by increased demand for our services in 2013.

Adjusted EBITDA. For the quarter ended December 31, 2013, Adjusted EBITDA was $49.1 million, a decrease of 6% compared with $52.1 million in the prior year. The decrease in Adjusted EBITDA was partly due to higher cost of revenues resulting from higher product sales, and lower dividend from equity method investment. In addition, the year-over-year Adjusted EBITDA comparison for the quarter was affected by the inclusion of a pro-forma cost-reduction adjustment in the prior-year quarter related to the expected elimination of certain employees, temporary employees, and professional services. These cost-reduction adjustments will not have an impact on Adjusted EBITDA comparisons in future periods. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenues) was 52.6% compared with 57.3% in the prior year. The decrease in Adjusted EBITDA margin was mainly due to the same factors affecting Adjusted EBITDA.

Adjusted Net Income. For the quarter ended December 31, 2013, Adjusted Net Income was $35.4 million, an increase of 28% compared with $27.7 million in the prior year. The increase in Adjusted Net Income was predominantly due to lower cash interest expense as a result of the debt refinancing completed in April 2013. Adjusted Net Income per diluted share increased 19% to $0.43 compared with $0.36 in the prior year.

Full-Year 2013 Results

Revenue. Total revenue for the year ended December 31, 2013 was $357.2 million, an increase of 5% compared with $341.7 million in the prior year.

Merchant Acquiring net revenue was $73.6 million, an increase of 6% compared with $69.6 million in the prior year. Revenue growth was driven mainly by an increase in transaction and sales volumes, partially offset by the impact of certain effects during the first half of the year related to the Durbin Amendment.

Payment Processing revenue was $99.3 million, an increase of 5% compared with $94.8 million in the prior year. Revenue growth was primarily driven by an increase in ATH network and POS processing transactions and accounts on file.

Business Solutions revenue was $184.3 million, an increase of 4% compared with $177.3 million in the prior year. Revenue growth was mainly driven by increased demand for our network and core banking products and services.

Adjusted EBITDA. For the year ended December 31, 2013, Adjusted EBITDA was $177.7 million, an increase of 5% compared with $169.6 million in the prior year. The increase in Adjusted EBITDA was primarily due to revenue growth.

Adjusted Net Income. For the year ended December 31, 2013, Adjusted Net Income was $121.3 million, an increase of 44% compared with $84.4 million in the prior year. The increase in Adjusted Net Income was primarily due to the same factors affecting Adjusted EBITDA and to lower cash interest expense as a result of the debt refinancing we completed in April 2013. Adjusted Net Income per diluted share increased 35% to $1.49 compared with $1.10 in the prior year.

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss its fourth-quarter and full-year 2013 financial results today at 5:00 PM EDT. Hosting the call will be Peter Harrington, President and Chief Executive Officer, and Juan José Román, Executive Vice President and Chief Financial Officer. The conference call can be accessed live over the phone by dialing (888) 554-1417, or for international callers (719) 325-2416. A replay will be available at 8:00 PM EDT and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the pin number is 7777652. The replay will be available until Wednesday, February 19, 2014. The call will be webcast live from the Company’s website at www.evertecinc.com under the Investor Relations section or directly at http://ir.evertecinc.com.

About EVERTEC

EVERTEC is the leading full-service transaction processing business in Latin America and the Caribbean. Based in Puerto Rico, EVERTEC provides a broad range of merchant acquiring, payment processing and business process management services across 19 countries in the region. EVERTEC processes over 2.1 billion transactions annually over the electronic payment networks that it manages. EVERTEC is the largest merchant acquirer in the Caribbean and Central America, and the seventh largest in Latin America. EVERTEC owns and operates the ATH network, one of the leading personal identification number (“PIN”) debit networks in Latin America. In addition, EVERTEC provides a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. EVERTEC serves a broad and diversified customer base of leading financial institutions, merchants, corporations and government agencies with ‘mission critical’ technology solutions. For more information, visit http://www.evertecinc.com.

About Non-GAAP Financial Measures

This earnings release presents EBITDA, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per share information. These are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). They are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to total revenue, net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities, as indicators of cash flows or as measures of the Company’s liquidity. We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of the Company’s performance and believe they are frequently used by securities analysts, investors and other interested parties to evaluate companies in the Company’s industry. In addition, the Company’s presentation of Adjusted EBITDA is consistent with the equivalent measurements contained in the Credit Agreement in testing EVERTEC Group’s compliance with covenants therein such as the senior secured leverage ratio. We use Adjusted Net Income to measure the Company’s overall profitability because it better reflects the Company’s cash flow generation by capturing the actual cash taxes paid rather than the Company’s tax expense as calculated under GAAP, and excludes the impact of the non-cash amortization and depreciation resulting from the Merger. For more information regarding EBITDA, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per share, including a quantitative reconciliation of EBITDA, Adjusted EBITDA and Adjusted Net Income to the most directly comparable GAAP financial performance measure, which is net income, see Schedule 4: Reconciliation of GAAP to Non-GAAP Operating Results in this earnings release.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of EVERTEC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by, or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” and “plans” and similar expressions of future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: the Company’s reliance on its relationship with Popular for a significant portion of revenues; our ability to renew our client contracts on terms favorable to us; our dependence on our processing systems, technology infrastructure, security systems and fraudulent-payment-detection systems; our ability to develop, install and adopt new technology; a decreased client base due to consolidations in the banking and financial-services industry; the credit risk of our merchant clients, for which we may also be liable; the continuing market position of the ATH® network; the Company’s dependence on credit card associations; changes in the regulatory environment and changes in international, legal, political, administrative or economic conditions; the geographical concentration of the Company’s business in Puerto Rico; operating an international business in multiple regions with potential political and economic instability; our ability to execute our expansion and acquisition strategies; our ability to protect our intellectual property rights; our ability to recruit and retain qualified personnel; our ability to comply with federal, state, and local regulatory requirements; evolving industry standards; the Company’s high level of indebtedness and restrictions contained in the Company’s debt agreements; and the Company’s ability to generate sufficient cash to service the Company’s indebtedness and to generate future profits.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in the reports the Company files with the SEC from time to time, in connection with considering any forward-looking statements that may be made by the Company and its businesses generally. We undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

Contacts

Investor Contact

Luis M. Cabrera

Senior Vice President

Head of Investor Relations

(787) 773-5302

IR@evertecinc.com

Media Contact

Wanda Betancourt, APR

Senior Vice President

Communications and Marketing

(787) 773-5302

NewsMedia@evertecinc.com

EVERTEC, Inc.

Schedule 1: Unaudited Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

	Quarters ended December 31,		Twelve months ended December 31,
(Dollar amounts in thousands, except per share data)	2013	2012	2013	2012
Revenues
Merchant acquiring, net	$19,781	$18,092	$73,616	$69,591
Payment processing	26,199	24,815	99,327	94,801
Business solutions	47,332	48,078	184,297	177,292

Total revenues	93,312	90,985	357,240	341,684

Operating costs and expenses

Cost of revenues, exclusive of depreciation and amortization shown below	41,128	40,391	162,303	158,860
Selling, general and administrative expenses	8,332	6,927	38,810	31,686
Depreciation and amortization	17,292	17,975	70,366	71,492

Total operating costs and expenses	66,752	65,293	271,479	262,038

Income from operations	26,560	25,692	85,761	79,646

Non-operating (expenses) income
Interest income	89	83	236	320
Interest expense	(6,447)	(15,117)	(37,861)	(54,331)
Earnings of equity method investment	112	461	935	564
Other expenses:		—
Loss on extinguishment of liability	—	—	(58,464)	—
Termination of consulting agreement	—	—	(16,718)	—
Other income (expenses)	1,338	1,311	(500)	(8,491)

Total other income (expenses)	1,338	1,311	(75,682)	(8,491)

Total non-operating (expenses)	(4,908)	(13,262)	(112,372)	(61,938)

Income (loss) before income taxes	21,652	12,430	(26,611)	17,708
Income tax expense (benefit)	1,613	(61,159)	(1,990)	(59,658)

Net income (loss)	20,039	73,589	(24,621)	77,366
Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments	(482)	(2,075)	1,268	476

Total comprehensive income (loss)	$19,557	$71,514	$(23,353)	$77,842

Net income (loss) per common share: (1)
Basic	$0.25	$1.01	$(0.31)	$1.06
Diluted	$0.24	$0.96	$(0.31)	$1.01

Shares used in computing net income (loss) per common share: (1)
Basic	81,030,127	72,726,110	78,914,310	72,687,622
Diluted	81,943,035	76,347,672	78,914,310	76,636,417

(1)	Share count was adjusted for the 2:1 stock split that occurred on April 1, 2013.

EVERTEC, Inc.

Schedule 2: Unaudited Consolidated Balance Sheets

	December 31, 2013	December 31, 2012
(Dollar amounts in thousands, except per share data)
Assets
Current Assets:
Cash	$22,485	$25,634
Restricted cash	5,433	4,939
Accounts receivable, net	68,434	78,621
Deferred tax asset	2,537	1,434
Prepaid expenses and other assets	17,524	19,345

Total current assets	116,413	129,973
Investment in equity investee	10,639	11,080
Property and equipment, net	33,240	36,737
Goodwill	373,119	372,307
Other intangible assets, net	367,780	403,170
Other long-term assets	18,162	24,478

Total assets	$919,353	$977,745

Liabilities and stockholders’ equity
Current Liabilities:
Accrued liabilities	$26,571	$34,609
Accounts payable	18,630	24,482
Unearned income	5,595	1,166
Income tax payable	259	2,959
Current portion of long-term debt	19,000	6,052
Short-term borrowings	51,200	26,995
Deferred tax liability, net	543	632

Total current liabilities	121,798	96,895
Long-term debt	665,680	730,709
Long-term deferred tax liability, net	20,212	24,614
Other long-term liabilities	333	3,072

Total liabilities	808,023	855,290

Stockholders’ equity
Preferred stock, par value $0.01; 2,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01; 206,000,000 shares authorized; 78,286,465 and 72,846,144 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively	783	728
Additional paid-in capital	80,718	52,155
Accumulated earnings	29,403	70,414
Accumulated other comprehensive income (loss), net of tax	426	(842)

Total stockholders’ equity	111,330	122,455

Total liabilities and stockholders’ equity	$919,353	$977,745

EVERTEC, Inc.

Schedule 3: Unaudited Consolidated Statements of Cash Flows

	Years ended December 31,
	2013	2012
Cash flows from operating activities
Net (loss) income	$(24,621)	$77,366
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	70,366	71,492
Amortization of debt issue costs and premium and accretion of discount	3,905	5,091
Write-off of debt issue costs, premium and discount accounted as loss on extinguishment of debt	16,555	—
Provision for doubtful accounts and sundry losses	672	1,645
Deferred tax benefit	(5,702)	(66,568)
Share-based compensation	6,179	1,204
Unrealized loss (gain) of indemnification assets	383	(966)
Amortization of a contract liability	—	(703)
Loss on disposition of property and equipment and other intangibles	538	1,671
Earnings of equity method investment	(935)	(564)
Dividend received from equity method investment	984	1,630
Premium on issuance of long-term debt	—	2,000
Decrease (increase) in assets:
Accounts receivable, net	9,243	(15,966)
Prepaid expenses and other assets	1,685	2,257
Other long-term assets	(1,381)	(3,567)
(Decrease) increase in liabilities:
Accounts payable and accrued liabilities	(16,734)	6,800
Income tax payable	(2,700)	(424)
Unearned income	4,429	266

Total adjustments	87,487	5,298

Net cash provided by operating activities	62,866	82,664

Cash flows from investing activities
Net (increase) decrease in restricted cash	(494)	349
Intangible assets acquired	(16,980)	(10,896)
Property and equipment acquired	(11,486)	(16,613)
Proceeds from sales of property and equipment	16	118

Net cash used in investing activities	(28,944)	(27,042)

Cash flows from financing activities
Proceeds from initial public offering, net of offering costs of $12,567	112,431	—
Proceeds from issuance of long-term debt	700,000	208,725
Debt issuance costs	(12,077)	(2,174)
Net increase in short-term borrowings	22,405	26,995
Proceeds from new short-term borrowing for purchase of equipment	1,800	—
Dividends paid	(16,390)	(319,959)
Statutory minimum withholding taxes paid on cashless exercises of stock options	(16,851)	—
Tax windfall benefits on exercises of stock options and vesting of restricted stocks	1,829	—
Issuance of common stock	29	450
Repurchase of common stock	(75,000)	—
Repayment and repurchase of long-term debt	(755,023)	—
Repayment of other financing agreement	(224)	(225)

Net cash used in financing activities	(37,071)	(86,188)

Net decrease in cash	(3,149)	(30,566)
Cash at beginning of the period	25,634	56,200

Cash at end of the period	$22,485	$25,634

EVERTEC, Inc.

Schedule 4: Reconciliation of GAAP to Non-GAAP Operating Results

	Quarters ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
(Dollar amounts in thousands, except per share data)
Net income (loss)	$20,039	$73,589	$(24,621)	$77,366
Income tax expense (benefit)	1,613	(61,159)	(1,990)	(59,658)
Interest expense, net	6,358	15,034	37,625	54,011
Depreciation and amortization	17,292	17,975	70,366	71,492

EBITDA	45,302	45,439	81,380	143,211
Software maintenance reimbursement and other costs(1)	619	507	2,298	2,429
Equity income (2)	371	432	49	1,057
Compensation and benefits (3)	596	315	7,469	3,795
Pro forma cost reduction adjustments(4)	—	2,150	175	2,150
Transaction, refinancing and other non-recurring fees (5)	1,855	3,175	65,885	15,246
Management fees (6)	—	745	20,109	2,982
Purchase accounting (7)	371	(632)	350	(1,284)

Adjusted EBITDA	49,114	52,131	177,715	169,586
Pro forma cost reduction adjustments (8)	—	(2,150)	(175)	(2,150)
Operating depreciation and amortization (9)	(7,855)	(7,901)	(31,645)	(31,287)
Cash interest expense, net (10)	(5,590)	(13,692)	(22,282)	(48,921)
Cash income taxes (11)	(299)	(656)	(2,338)	(2,785)

Adjusted Net Income	$35,370	$27,732	$121,275	$84,443

Adjusted net income per common share: (12)
Basic	$0.44	$0.38	$1.54	$1.16
Diluted	$0.43	$0.36	$1.49	$1.10

Shares used in computing adjusted net income per common share: (12)
Basic	81,030,127	72,726,110	78,914,310	72,687,622
Diluted	81,943,035	76,347,672	81,239,519	76,636,417

1)	Predominantly represents reimbursements received for certain software maintenance expenses as part of the Merger.
2)	Represents the elimination of non-cash equity earnings from our 19.99% equity investment in CONTADO, net of cash dividends received.
3)	Predominantly represents non-cash equity based compensation expense.
4)	Represents the pro forma effect of the expected net savings mainly in compensation and benefits from the reduction of certain employees, temporary employees and professional services. This pro forma amount was calculated using the net amount of actual expenses for temporary employees and professional services for the twelve-month period prior to their replacement, separation and/or elimination net of the incremental cost of the new full-time employees that were hired.
5)	Represents fees and expenses associated with non-recurring corporate transactions, including costs associated with the refinancing and debt extinguishment of $58.6 million in the second quarter of 2013.
6)	Represents consulting fees paid to Apollo and Popular. In connection with our initial public offering during the second quarter of 2013, our consulting agreements with Apollo and Popular were terminated.
7)	Represents the elimination of the effects of purchase accounting in connection with certain customer service and software-related arrangements whereby EVERTEC receives reimbursements from Popular.
8)	Represents the elimination of the pro forma benefits described in note 4 above.
9)	Represents operating depreciation and amortization expense, which excludes amounts generated as a result of the Merger.
10)	For the twelve months ended December 31, 2013 represents pro forma cash interest expense assuming EVERTEC’s April 2013 refinancing occurred on January 1, 2013. For 2012 periods, as well as for the three months ended December 31, 2013, represents interest expense, less interest income, as they appear on our consolidated statements of income (loss) and comprehensive income (loss), adjusted to exclude non-cash amortization of the debt issue costs, premium and accretion of discount.
11)	Represents cash taxes paid for each period presented.
12)	Share count was adjusted for the 2:1 stock split that occurred on April 1, 2013.

Schedule 5: Unaudited Income from Operations by Segment

	Quarters ended December 31,		Twelve months ended December 31,
(Dollar amounts in thousands)	2013	2012	2013	2012
Segment income from operations
Merchant acquiring, net	$9,413	$9,100	$35,376	$33,836
Payment processing	15,893	15,030	54,429	53,682
Business solutions	11,830	14,094	42,430	39,845

Total segment income from operations	37,136	38,224	132,235	127,363
Merger related depreciation and amortization and other unallocated expenses (1)	(10,576)	(12,532)	(46,474)	(47,717)

Income from operations	$26,560	$25,692	$85,761	$79,646

1)	Predominantly represents non-operating depreciation and amortization expenses generated as a result of the Merger and certain non-recurring fees and expenses.